Exhibit (a)(12)

[FOR DRAFT PRESS RELEASE AS OF 11/8/2010 — NOT] FOR IMMEDIATE RELEASE

STEFANINI IT SOLUTIONS COMMENCES TENDER OFFER FOR ALL
OUTSTANDING SHARES OF TECHTEAM GLOBAL

SÃO PAULO, Brazil, November 12, 2010 — Stefanini IT Solutions today announced the commencement of its tender offer for all outstanding shares of common stock of TechTeam Global, Inc. (Nasdaq:  TEAM) for $8.35 per share, net to the seller in cash, without interest and less any required tax withholdings.  The tender offer is being made by Platinum Merger Sub, Inc., a wholly-owned subsidiary of Stefanini International Holdings Inc. (“Stefanini”), in connection with the Agreement and Plan of Merger among Stefanini, Platinum Merger Sub, Inc. and TechTeam Global, Inc., announced on November 2, 2010, and pursuant to an Offer to Purchase dated November 12, 2010.

The tender offer is scheduled to expire at 12:00 midnight, New York City Time, on December 10, 2010, unless extended.  Pursuant to the terms and subject to the conditions of the merger agreement, following the completion of the tender offer, Platinum Merger Sub, Inc. will merge with and into TechTeam Global, with TechTeam Global surviving the merger as a wholly owned subsidiary of Stefanini.  In this merger, any remaining TechTeam Global stockholders (other than Stefanini, Platinum Merger Sub, Inc., and any wholly-owned subsidiary of Stefanini and stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware) will receive the same $8.35 cash consideration per share, without interest and less any required withholding tax, as paid in the tender offer.  The tender offer is subject to the conditions described in the Offer to Purchase, including the acquisition by Platinum Merger Sub, Inc. of a majority of TechTeam Global’s outstanding stock on a fully diluted basis, regulatory approval and other customary closing conditions.

The TechTeam Global board of directors has unanimously determined that the tender offer and the merger are advisable, fair to, and in the best interests of, TechTeam Global and its stockholders, and has approved and adopted the merger agreement.  In addition, the TechTeam Global board of directors has unanimously resolved to recommend that TechTeam Global’s stockholders accept the tender offer and tender their shares to Platinum Merger Sub, Inc. pursuant to the tender offer and, if required to consummate the merger under Delaware law, adopt the merger agreement.

Stefanini today filed with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, including the Offer to Purchase, setting forth in detail the terms and conditions of the tender offer.  TechTeam Global today filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of TechTeam Global’s board of directors that TechTeam Global stockholders accept the tender offer and tender their shares pursuant to the tender offer.

The Depositary for the tender offer is Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011.  The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Forward-Looking Statements

This press release contains forward-looking statements, including those related to Stefanini International Holdings Ltd’s acquisition of TechTeam Global.  In some cases, forward-looking statements can be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “predict,” “will,” “may,” and similar terms. Forward-looking statements in this press release include, but are not limited to, the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from the results discussed in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, uncertainties as to the timing of the completion tender offer and the merger; uncertainties as to how many of the TechTeam Global’s stockholders will tender their stock in the tender offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of TechTeam Global’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Platinum Merger Sub, Inc. and TechTeam Global. Investors and stockholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, neither Stefanini nor TechTeam Global undertakes any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About TechTeam Global, Inc.

TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses. The company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has approximately 2,100 employees across the world, providing IT support in 32 languages. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.” For more information, call 800-522-4451 or visit www.techteam.com.

About the Stefanini IT Solutions

Stefanini IT Solutions is a global provider of onshore and nearshore IT consulting, systems integration and development, and outsourcing services. With more 9,400 employees and 36 offices in 17 countries worldwide, Stefanini IT Solutions services more than 320 active customers across a broad spectrum of industry verticals, including energy and utilities, insurance, manufacturing and distribution, oil and gas, financial services, and telecom. Founded in 1987 and with roots in São Paulo, Brazil, Stefanini IT Solutions has grown to be a multinational IT services company and one of the largest IT consulting companies in Latin America.

Additional Information and Where to Find It

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of TechTeam Global.  Stefanini and Platinum Merger Sub, Inc. have filed with the SEC a Tender Offer Statement on Schedule TO with the SEC, and TechTeam Global has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The tender offer is made solely by the Tender Offer Statement.  Holders of shares of TechTeam Global common stock are urged to read the Tender Offer Statement (including the Offer to Purchase, related Letter of Transmittal and all other offer documents) and the Solicitation/Recommendation Statement, because they contain important information that holders of shares of TechTeam Global common stock should consider before making any decision regarding tendering their securities.

Stockholders of TechTeam Global are able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Stefanini and TechTeam Global through the Web site maintained by the SEC at www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be downloaded from TechTeam Global’s website at: http://www.techteam.com/investors/sec-filings; and free copies of the Recommendation Statement and related materials may be obtained from TechTeam Global by written request to: TechTeam Global, Inc., Attn: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033 or by mailing a request to the information agent for the tender offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; by calling toll free at 1-800-322-2885 or collect at 212-929-5500; and at tenderoffer@mackenziepartners.com.

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MEDIA CONTACTS

TechTeam Global, Inc.

Chris Donohue

VP, Strategy & Marketing

+ 1 248 357 2866

cdonohue@techteam.com

Margaret M. Loebl

VP, CFO and Treasurer

+ 1 248 357 2866

investors@techteam.com

Stefanini IT Solutions

Maribel Lopez

781-404-2416

mlopez@topazpartners.com

Antonio Barretto

55 11 3039 2065

abarretto@stefanini.com

DFreire Comunicação e Negócios

Av. Eng. Luiz Carlos Berrini, 828 - 10and

04571-000 São Paulo - SP

Phone 55 11 5505-8922

www.dfreire.com.br

Debora Freire - debora@dfreire.com.br